Exhibit 21.1

AEROBIC CREATIONS, INC. (TO BE RENAMED SUMMIT GLOBAL LOGISTICS, INC.)
               LIST OF SUBSIDIARIES

Maritime Logistics US Holdings Inc.
AMR Investments Inc
AmeRussia Shipping Company Inc.
AmeRussia Ltd.
Summit Logistics International Inc
FMI Holdco I, LLC
Freight Management LLC
FMI International LLC
FMI International Corp.
Fashion Marketing, Inc.
FMI Express Corp.
FMI Trucking, Inc.
FMI International Corp. (West)
TUG USA, Inc. (Formerly known as Dolphin US Logistics, Inc.)
Clare Freight, Los Angeles, Inc.
TUG New York, Inc.
SeaMaster Logistics Inc.
Sea Master Logistics (Holding) Limited
Sea Master Logistics (Shanghai) Limited